Exhibit 10.61

SECOND AMENDMENT TO

AGREEMENT OF PURCHASE AND SALE

This Second Amendment to Agreement of Purchase and Sale (this “Second Amendment”) is entered into as of this 19th day of May, 2006 by and between LB Lincoln Mall Holdings LLC, as Seller, and Inland Real Estate Acquisitions, Inc., as Buyer.

RECITALS:

A.

Seller and Buyer entered into that certain Agreement of Purchase and Sale dated February 6, 2006 (together with the Reinstatement and First Amendment (defined below) and this Second Amendment) collectively referred to herein as the “Contract”), whereby Seller agreed to sell and Buyer agreed to purchase, on the terms and conditions provided therein, certain improved real property commonly known as Lincoln Mall, located in Lincoln, Rhode Island, and as more specifically described in the Contract (the “Property”).

B.	By notice dated February 23, 2006 (“Termination Date”) the Buyer elected to terminate the Contract.

C.	Seller and Buyer reinstated and amended the Contract by that certain Reinstatement and First Amendment to Agreement of Purchase and Sale dated April 24, 2006 (the “Reinstatement and First Amendment”).

D.	Seller and Buyer have agreed to further amend the terms of the Contract as herein described.

THEREFORE, IT IS AGREED AS FOLLOWS:

1.	Defined terms utilized in this Second Amendment and not otherwise defined shall have the meanings ascribed to them by the Contract.

2.

At Closing, Seller shall provide Buyer with a credit in the sum of: (i) Three Hundred Thirty-one Thousand and no/100 Dollars ($331,000.00)** in full satisfaction of the claim of Buyer in regard to the condition of the Property roofing system; and (ii) an amount equal to the difference between sum of rent and reimbursements for the former 1,790 square foot tenant space and the new 5,550 square foot tenant space attributable to the Eye Associates tenancy from May 31, 2006 through June 15, 2006.

** $451,000 roof credit (1/3 of est.) favor Buyer; less $120,000 Lincoln Educational expansion space buildout (the “Build-out”) (33% of estimate (Buyer share)). The $120,000 is subject to post closing prove up and settlement between the parties (against the $360,000 overall est.) upon completion of the required work (see paragraph 3, below).

3.

At Closing, Seller shall establish a sole order (Seller with Chicago Title (CTT)) escrow and fund the escrow with the $360,000.00 Build-out estimate. The escrow shall permit Seller to draw down the balance from time to time (without the consent of Buyer required) to fund the Build-out pursuant to the tcrms of the Lincoln Educational lease (as amended). CTT shall provide Buyer with copies of each disbursement request. Prior to Closing, Seller and Buyer shall agree upon a form of post closing agreement which shall cover insurance and indemnity matters in regard to liability, property damage and mechanic’s liens arising from Seller’s post closing responsibility for the Build-out. At the time the Build-out is complete, Seller and Buyer shall reconcile and prove-up the cost and expense of the Build-out (based upon Buyer having a 33% responsibility for said costs and expenses), which prove-up shall be supported by contractor invoices and final lien waivers and a reconciliation of the CTT escrow. Seller or Buyer, as the case may be, shall remit the sum determined to be due and owing from one party to the other within ten (10) days of the date such determination is made.

4.

A condition precedent to the obligation of Buyer to Close upon the transaction described by the Contract is that prior to May 31, 2006, Seller shall have entered into a lease amendment with Lincoln Educational Services for expansion of its demised premises in the form attached as Exhibit A and made a part hereof.

5.

Buyer shall have 3-business days after receipt (email delivery is acceptable) from time-to-time to review and exercise its right of approval (acting reasonably) of: (i) tenant estoppels, and (ii) Seller’s response to Buyer’s May 12, 2006 title, survey letter, including matters pertaining to zoning and parking; and (iii) the calendar year 2005 tenant CAM reconciliations. If Buyer does not respond within such applicable 3-business day period the Seller delivery shall thereupon be deemed approved by Buyer.

6.	Except as provided herein, the terms and conditions of the Contract shall remain in full force and effect and Buyer hereby approves of its due diligence investigations of the Property.

7.	This Second Amendment may be executed in counterparts and delivered via facsimile or email transmission, all of which counterparts taken together shall be deemed to be but one original.

  IN WITNESS WHEREOF, this Second Amendment has been executed by the parties here to as of the date first above written.

PLEASE SEE FOLLOWING PAGE FOR SIGNATURES

SELLER:

LB LINCOLN MALL HOLDINGS, LLC

By: WP Lincoln Associates, L.P.

By:	WP Lincoln Developers, L.P.
Its:	General Partner

	By:	WP Lincoln, Inc.
	Its:	General Partner

By:
Name:
Title:

BUYER:

INLAND REAL ESTATE ACQUISITIONS, INC.

By:	/s/ G. Joseph Cosenza
G. Joseph Cosenza, President

ESCROW AGENT:

Chicago Title & Trust Company

By:
Nancy Castro, Senior Escrow Officer

SELLER:

LB LINCOLN MALL HOLDINGS, LLC

By: WP Lincoln Associates, L.P.

By:	WP Lincoln Developers, L.P.
Its:	General Partner

	By:	WP Lincoln, Inc.
	Its:	General Partner

		By:	/s/ Bryan S. Weingarten
		Name:	Bryan S. Weingarten
		Title:	President

BUYER:

INLAND REAL ESTATE ACQUISITIONS, INC.

By:
G. Joseph Cosenza, President

ESCROW AGENT:

Chicago Title & Trust Company

By:
Nancy Castro, Senior Escrow Officer

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SELLER:

LB LINCOLN MALL HOLDINGS, LLC

By: WP Lincoln Associates, L.P.

By:	WP Lincoln Developers, L.P.
Its:	General Partner

	By:	WP Lincoln, Inc.
	Its:	General Partner

By:
Name:
Title:

BUYER:

INLAND REAL ESTATE ACQUISITIONS, INC.

By:
G. Joseph Cosenza, President

ESCROW AGENT:

Chicago Title & Trust Company

By:	/s/ Nancy Castro
Nancy Castro, Senior Escrow Officer

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REINSTATEMENT AND FIRST AMENDMENT TO
AGREEMENT OF PURCHASE AND SALE

This Reinstatement and First Amendment to Agreement of Purchase and Sale (this “Amendment”) is entered into this 24th day of April, 2006 by and between LB Lincoln Mall Holdings LLC, as Seller, and Inland Real Estate Aquisitions, Inc., as Buyer.

RECITALS:

A.

Seller and Buyer entered into that certain Agreement of Purchase and Sale dated February 6, 2006 (the “Contract”), whereby Seller agreed to sell and Buyer agreed to purchase, on the terms and conditions provided therein, certain improved real property commonly known as Lincoln Mall, located in Lincoln, Rhode Island, and as more specifically described in the Contract (the “Property”).

B.	By notice dated February 23, 2006 (“Termination Date”) the Buyer elected to terminate the Contract.

C.	Seller and Buyer wish to reinstate the Contract and amend its provisions as provided for in this Amendment.

THEREFORE, IT IS AGREED AS FOLLOWS:

1.	The Contract is hereby reinstated and amended as of the date of this Amendment subject to the terms of this Amendment.

2.

Generally, whenever the Contract makes reference to a date or time period by use of the terms “from the date hereof,” “date of this Agreement,” or similar references, the provision and time period shall in fact relate to the date of this Amendment.

3.	Section 1.1.13 of the Contract is amended so that the “Effective Date” of the Contract shall be the date of this Amendment.

4.	Article 2 of the Contract is amended as follows:

(a) At Section 2.2(a), the Purchase Price shall be $60,500,000.00.

(b) Section 2.4, replace “February 10, 2006” with “April 24, 2006.”

5.	Section 3.1 of the Contract is amended so that the Due Diligence Period shall expire at 5 p.m. Chicago, Illinois time twenty-five (25) days after the Effective Date.

6.	Section 5.3.6 of the Contract is amended at the last line of the second paragraph thereof by deleting the date of “March 6, 2006” and replacing it with “the last day of the Due Diligence Period.”

7.

Section 8.1 of the Contract, “New Leases; Lease Modifications,” shall be supplemented by adding that the Seller shall take such actions and pay all expenses of whatever nature to put tenants satisfying the Occupancy Conditions (as defined upon Exhibit A attached

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hereto and made a part hereof) into the following spaces at the Property whether prior to or after the date of Closing (collectively, the “Required New Tenancies”):

(a) expansion space of 12,000 s.f. for Lincoln Educational Services;

(b) Eye Associates new space — 5,550 s.f.;

(c) Sweet Sensations space of 1,726 s.f.; and

(d) Super Suppers space of 2,393 s.f..

8.	All references in the Contract to the “Rent Coverage Agreement” are hereby deleted.

9.

By reason of the change in Purchase Price, with regard to Section 8.5(f) of the Contract, Seller acknowledges that it will secure a current waiver of the Right of First Opportunity of Stop & Shop Supermarket Company, LLC, based on the Contract, as amended by this Amendment.

10.

Section 9.2 of the Contract is hereby amended by amending and restating the first sentence thereof: “Subject to satisfaction of the conditions described by the Contract (as herein amended), the closing hereunder (“Closing”) shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be through escrow at the office of Escrow Agent on or before May 31, 2006, time being of the essence (the “Closing Date”).”

11.

Section 9.5 of the Contract is amended as follows: To the extent an acceptable tenant, guarantor, and/or REA estoppel certificate was previously delivered to Seller by Buyer prior to the Termination Date, Buyer agrees that it shall secure a tenant update certificate from each such tenant, guarantor, and/or REA party substantially in the form attached hereto as Exhibits “V,” “W,” and ‘X,” respectively.

12.	Section 10.14 of the Contract, “Rent Coverage Agreement”, is hereby deleted.

13.	Exhibit B of the Contract, “Rent Roll”, is hereby replaced with “Exhibit B — Revised”, attached hereto and made a part hereof.

14.	Exhibit L of the Contract, ‘‘Security Deposits”, is hereby replaced with “Exhibit L — Revised”, attached hereto and made a part hereof.

15.	Except as provided herein, Seller and Buyer each hereby re-affirm the accuracy of the representations made and the Exhibits attached to the Contract (to the extent not otherwise modified herein).

16.	Except as provided herein, the terms and conditions of the Contract shall remain in full force and effect.

17.	This Amendment may be executed in counterparts and delivered via facsimile or email transmission, all of which counterparts taken together shall be deemed to be but one original.

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IN WITNESS WHEREOF, this Amendment has been executed by the partics here to as of the date first above written.

SELLER:

LB LINCOLN MALL HOLDINGS, LLC

By: WP Lincoln Associates, L.P.

By:	WP Lincoln Developers, L.P.
Its:	General Partner

	By:	WP Lincoln, Inc.
	Its:	General Partner

		By:	/s/ Bryan S. Weingarten
		Name:	Bryan S. Weingarten
		Title:	President

BUYER:

INLAND REAL ESTATE ACQUISITIONS, INC.

By:	/s/ G. Joseph Cosenza
G. Joseph Cosenza, President

ESCROW AGENT:

Chicago Title & Trust Company

By:	/s/ Nancy Castro
Nancy Castro, Senior Escrow Officer

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AGREEMENT OF SALE AND PURCHASE

between

LB Lincoln Mall Holdings LLC

“Seller”

and

Inland Real Estate Acquisitions, Inc.

“Buyer”

with Deposit Instructions for

Chicago Title & Trust Company

as Escrow Agent

Lincoln Mall

Lincoln, Rhode Island

“Property”

TABLE OF CONTENTS

LIST OF EXHIBITS AND SCHEDULES

ARTICLE 1 - CERTAIN DEFINITIONS
Section 1.1	Definitions
Section 1.2	Rules of Construction

ARTICLE 2 - PURCHASE PRICE
Section 2.1	Agreement to Purchase and Sell
Section 2.2	Purchase Price
Section 2.3	Deposit
Section 2.4	Failure to Execute
Section 2.5	Intentionally Deleted
Section 2.6	Assumption of Obligations

ARTICLE 3 - BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY
Section 3.1	Buyer’s Inspections and Due Diligence
Section 3.2	Delivery Period
Section 3.3	Site Visits
Section 3.4	Buyer’s Due Diligence Indemnity
Section 3.5	Confidentiality
Section 3.6	Due Diligence Period

ARTICLE 4 - TITLE AND SURVEY
Section 4.1	Certain Exceptions to Title
Section 4.2	Title Insurance

ARTICLE 5 - DEPOSIT AND INSTRUCTIONS
Section 5.1	Permitted Termination; Seller’s Default
Section 5.2	Buyer Default
Section 5.3	Deposit Instructions
Section 5.4	Designation of Reporting Person

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF SELLER
Section 6.1	Representations and Warranties of Seller
Section 6.2	Limited Liability
Section 6.3	Seller’s Knowledge
Section 6.4	Liability of Representations and Warranties

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES OF BUYER
Section 7.1	Buyer’s Representations and Warranties
Section 7.2	Brokerage
Section 7.3	Buyer’s Independent Investigation
Section 7.4	Buyer’s Release of Seller
Section 7.5	Discharge

ARTICLE 8 - LEASES; MAINTENANCE OF PROPERTY
Section 8.1	New Leases; Lease Modifications
Section 8.2	Lease Expenses
Section 8.3	Lease Enforcement

ARTICLE 9 - CLOSING AND CONDITIONS
Section 9.1	Escrow Instructions
Section 9.2	Closing
Section 9.3	Seller’s Closing Documents and Other Items
Section 9.4	Buyer’s Closing Documents and Other Items
Section 9.5	Estoppel Certificates
Section 9.6	Prorations and Closing Costs
Section 9.7	Brokers
Section 9.8	Expenses

ARTICLE 10 - MISCELLANEOUS
Section 10.1	Amendment and Modification
Section 10.2	Risk of Loss and Insurance Proceeds
Section 10.3	Notices
Section 10.4	Assignment
Section 10.5	Governing Law and Consent to Jurisdiction
Section 10.6	Counterparts
Section 10.7	Entire Agreement
Section 10.8	Severability
Section 10.9	Attorney Fees
Section 10.10	Payment of Fees and Expenses
Section 10.11	Confidential Information
Section 10.12	Non-Business Day Extensions

Exhibit “A”	Description of Land
Exhibit “B”	Rent Roll
Exhibit “C”	Intentionally Deleted
Exhibit “D”	List of Service and Other Contracts
Exhibit “E”	Form of Deed
Exhibit “F”	Form of Bill of Sale
Exhibit “G”	Form of Assignment and Assumption of Leases
Exhibit “H”	Form of Assignment and Assumption of Contracts
Exhibit “I”	Form of Tenant Estoppel Certificate
Exhibit “J”	Intentionally Deleted
Exhibit “K”	Intentionally Deleted
Exhibit “L”	List of Security Deposits
Exhibit “M”	Form of Survey Certification
Exhibit “N”	Form of Audit Letter
Exhibit “O”	Form of REA Estoppel Certificate
Exhibit “P”	Due Diligence Checklist
Exhibit “Q”	Occupancy Conditions
Exhibit “R”	Form of GAP Indemnity
Exhibit “S”	Form of Seller Affidavit
Exhibit “T”	Form of Rent Coverage Agreement
Exhibit “T-1”	Rent Coverage Agreement Deposit Values
Exhibit “U”	Leasing Parameters

AGREEMENT OF SALE AND PURCHASE

                THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”), dated as of February 6, 2006 (the “Effective Date”), is between LB Lincoln Mall Holdings LLC, a Delaware limited liability company (“Seller”), and Inland Real Estate Acquisitions, Inc., an Illinois corporation, or its permitted assignee, as provided in Section 10.4 (Assignment) below (“Buyer”).

ARTICLE 1 - CERTAIN DEFINITIONS

Section 1.1            Definitions. The parties hereby agree that the following terms shall have the meanings hereinafter set forth, such definitions to be applicable equally to the singular and plural forms, and to the masculine and feminine forms, of such terms:

        1.1.1       “Agreement” shall mean this Agreement, as the same may be amended, modified, or supplemented from time to time in writing by the parties hereto.

1.1.1.1 “Audit Letter” shall mean the letter attached hereto as Exhibit “N” and made a part hereof.

1.1.2       “Business Days” shall mean any day other than a Saturday, Sunday or day on which national banking associations are authorized or required to close.

        1.1.3       “Closing” shall have the meaning ascribed in Section 9.2.

        1.1.4       “Closing Date” shall mean, TIME BEING OF THE ESSENCE, the date on which the Closing shall occur, but in no event later than the date set forth in Section 9.2.

        1.1.5       “Closing Statement” shall have the meaning ascribed in Section 9.6.1(a).

1.1.6       “Contracts” shall mean the service contracts and other contracts described in Exhibit “D”.

        1.1.7       “Intentionally deleted”

        1.1.8       “Deposit” shall have the meaning ascribed in Section 2.3.

        1.1.9       “Due Diligence Checklist” shall mean the document attached hereto as Exhibit “P” and made a part hereof.

        1.1.10     “Due Diligence” shall mean the review contemplated by Section 3.1 and related provisions of this Agreement.

        1.1.11     “Due Diligence Items” shall mean those items, documents and deliveries contemplated in Section 3.2.

        1.1.12     “Due Diligence Period” shall mean the time period contemplated by Section 3.1 of this Agreement.

        1.1.13     “Effective Date” shall mean the date of the execution of this Agreement by all parties hereto.

        1.1.14     “Environmental Laws” means all federal, state and local environmental laws, rules, statutes, directives, binding written interpretations, binding written policies, ordinances and regulations issued by any Governmental Entity and in effect as of the date of this Agreement with respect to or which otherwise pertain to or affect the Real Property or the Improvements, or any portion thereof, the use, ownership, occupancy or operation of the Real Property or the Improvements, or any portion thereof, or Buyer, and as same have been amended, modified or supplemented from time to time prior to the date of this Agreement, including, but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air Quality Research Act (42 U.S.C. § 7401 note, et seq.), the Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), comparable state and local laws, and any and all rules and regulations which have become effective prior to the date of this Agreement under any and all of the aforementioned laws.

        1.1.15     “Escrow Agent” shall mean Chicago Title & Trust Company.

        1.1.16     “Fixtures” shall mean the fixtures which are located at and affixed to any of the Improvements as of the Closing Date, but specifically excluding any trade fixtures of the Tenants under the Leases.

        1.1.17     “Governmental Entity” means the various governmental and quasi-governmental bodies or agencies having jurisdiction over Seller, the Real Property or the Improvements or any portion thereof.

        1.1.18     “Hazardous Materials” means any pollutants, contaminants, hazardous or toxic substances, materials or wastes (including petroleum, petroleum by-products, radon, asbestos and asbestos containing materials, polychlorinated biphenyls (“PCBs”), PCB-containing equipment, radioactive elements, infectious agents, and urea formaldehyde), as such terms are used in any Environmental Laws (excluding solvents, cleaning fluids and other lawful substances used in the ordinary operation and maintenance of the Real Property, to the extent in closed containers).

        1.1.19     “Improvements” shall mean the buildings, improvements, and structures located on the Real Property.

        1.1.20     “Land” shall mean the certain parcel of land and appurtenances thereto more particularly described on Exhibit “A” including Seller’s right, title and interest in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent to that certain parcel of land.

        1.1.21     “Leases” shall mean all unexpired leases, subleases, occupancy agreements, and any other agreements for the use, possession, or occupancy of any portion of the Real Property as of the Closing Date, including any tenant guaranties delivered in connection with any of the foregoing.

        1.1.22     “Licensee Parties” shall mean those authorized agents, contractors, consultants and representatives of Buyer who shall inspect, investigate, test or evaluate the Property on behalf of Buyer in accordance with this Agreement.

        1.1.23     “New Leases” or “New Lease” shall mean, collectively, or singularly, any lease for space at the Property entered into between the Effective Date and the Closing Date.

        1.1.23.1 “Occupancy Conditions” shall mean those certain conditions described upon Exhibit “Q,” attached hereto and made a part hereof, as such term is referenced in the Rent Coverage Agreement.

        1.1.24     “Operating Expenses” shall mean operating expenses and common area maintenance charges, including utilities, insurance and other charges, under the Leases whether deemed additional rent or otherwise, but excluding Rent or any charges for taxes or other assessments.

        1.1.25     “Permitted Exceptions” shall mean and include all of the following: applicable zoning and building ordinances and land use regulations, such state of facts as would be disclosed by a physical inspection of the Property, the lien of taxes and assessments not yet due and payable (it being agreed by Buyer and Seller that if any special assessment is assessed with respect to the Property after the date hereof and the owner of the Property has the election to pay such tax or assessment either immediately or under a payment plan with interest, Seller may elect to pay under a payment plan), any exclusions from coverage set forth in the jacket of any Owner’s Policy of Title insurance or any standard printed exceptions not removed by the Owner’s Affidavit, any exceptions caused by Buyer, its agents, representatives or employees, subject to the approval of Buyer, which approval shall not be unreasonably withheld or delayed, such other exceptions as the Title Company shall commit to insure over, without any additional cost to Buyer, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, the rights of the tenants under the Leases, any matters deemed to constitute Permitted Exceptions under Section 4.1 hereof.

        1.1.26     “Permitted Outside Parties” shall have the meaning ascribed in Section 3.5.

        1.1.27     “Personal Property” shall mean all of the right, title, and interest of Seller in and to the tangible personal property, which is located at and used in connection with the Real Property as of the Closing Date, but specifically excluding (a) any personal property owned, financed or leased by the Tenants under the Leases, (b) any computer software which either is licensed to Seller, or Seller deems proprietary and (c) any tangible personal property used by any affiliated or unaffiliated on-site property manager. Personal Property shall not include any appraisals, budgets, strategic plans for the Real Property, internal analyses, marketing information, submissions relating to Seller’s obtaining of corporate authorization, attorney and accountant work product, attorney-client privileged documents, or other information in the possession or control of Seller or WP Realty, as defined below, which Seller deems proprietary.

        1.1.28     “Pre-Effective Date Leases” or “Pre-Effective Date Lease” shall mean, collectively, or singularly, any lease for space at the Property in effect as of the Effective Date.

        1.1.29     “Property” shall mean the Real Property, the Personal Property, the Leases, the Contracts, and to the extent transferable, all of Seller’s right, title and interest in and to all tangible and intangible assets of any nature relating to the Property, including without limitation, (a) all warranties upon the Improvements or the Personal Property, (b) rights to any plans, specifications, engineering studies, reports, drawings, and prints relating to the construction, reconstruction, modification, and alteration of Improvements, (c) all works of art, graphic designs, and other intellectual or intangible property used by Seller in connection with the Property, including any trade name (Lincoln Mall) associated with the Improvements, (d) and (d) any governmental permits, licenses, agreements, utility contracts, or other rights relating to ownership, use, or operation of the Property.

        1.1.30     “Property Manager(s)” shall mean the entity which manages the Property (i.e. WP Realty, Inc.).

        1.1.31     “Intentionally deleted”.

        1.1.32     “Purchase Price” shall have the meaning ascribed in Section 2.2.

        1.1.33     “Real Property” shall mean the Land, Improvements, and Fixtures on the Land.

        1.1.33.1 “REA Estoppel Certificate” shall mean the estoppel certificate attached hereto as Exhibit “O” and made a part hereof.

        1.1.34     “Intentionally Deleted”.

        1.1.35     “Intentionally Deleted”.

        1.1.36     “Rent Rolls” shall have the meaning ascribed in Section 3.2.

        1.1.37     “Rents” shall have the meaning and include fixed monthly rentals, additional rentals, percentage rentals, escalation rentals (which include each Tenant’s proration share of building operation and maintenance costs and expenses as provided for under the applicable Lease, to the extent the same exceeds any expense stop specified in such Lease), retroactive rentals, all administrative charges, utility charges, tenant or real property association dues, storage rentals, special event proceeds, temporary rents, telephone receipts, locker rentals, vending machine receipts and other sums and charges payable by tenants under the Leases or from other occupants or users of the Property.

        1.1.38     “Survey” or “Surveys” shall mean, that certain ALTA survey of the real property and improvements (including the Target tract and Target improvements) prepared by a professional registered land surveyor pursuant to the certification requirements required by the terms of Exhibit “M” attached hereto and made a part hereof.

        1.1.39     “Tenants” shall mean all persons or entities occupying or entitled to possession of any portion of the Real Property pursuant to the Leases, including tenants, subtenants, and licensees.

        1.1.40     “Title Policy” shall have the meaning ascribed in Section 4.2.

        1.1.41     “Title Commitment” shall have the meaning ascribed in Section 4.1.

        1.1.42     “Title Company” shall mean Chicago Title & Trust Company.

        1.1.43     “WP Realty” shall mean WP Realty, Inc.

Section 1.2            Rules of Construction. Article and Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. All references to “Article” or “Sections” without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section, unless specifically designated otherwise. The use of the term “including” shall mean in all cases “including but not limited to,” unless specifically designated otherwise. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

ARTICLE 2 - PURCHASE PRICE

Section 2.1            Agreement to Purchase and Sell. Seller agrees to sell, transfer and assign to Buyer, and Buyer agrees to purchase, accept and assume subject to the terms and conditions stated herein, all of Seller’s right, title and interest in and to the Property.

Section 2.2            Purchase Price.

(a)           Buyer shall pay Seller a purchase price of Sixty Five Million Five Hundred Seventy-three Thousand One Hundred Sixty-nine Dollars ($65,573,169.00) (“Purchase Price”) at Closing to be paid pursuant to the terms of Section 9.2, hereof.

(b)           The Purchase Price and such other funds as may be necessary to pay Buyer’s expenses hereunder, subject to closing adjustments, shall be deposited with the Escrow Agent on or before the Closing Date and paid to Seller upon satisfaction of all conditions precedent to the Closing as described herein.

Section 2.3            Deposit. Within one (1) business day after the Effective Date, Buyer shall deposit via wire transfer the sum of Three Hundred Seventy-five Thousand Dollars ($375,000.00) in immediately available funds as a deposit (the “Initial Deposit”) with Escrow Agent whose address and wiring instructions are as indicated in Section 10.3 hereof. If the Buyer does not elect to exercise its right to terminate this Agreement in accordance with the provisions of Section 3.6 below, then Buyer shall deposit, with Escrow Agent via wire transfer, an additional Six Hundred Twenty-five Thousand Dollars ($625,000.00) (the “Additional Deposit”) (the Initial Deposit and Additional Deposit shall be collectively known as the “Deposit”) in immediately available funds by 5:00 p.m. Chicago, Illinois time one (1) business day after the expiration of the Due Diligence Period. The Deposit shall be fully refundable prior to the expiration of the Due Diligence Period and shall otherwise be held and delivered by Escrow Agent in accordance with the provisions of Article 5. Interest earned on the Deposit shall be the property of Buyer in all events. After the expiration of the Due Diligence Period, the Deposit shall be non-refundable except as provided in Sections 3.6, 4.1, 5.1, 5.3.6, 8.1, 8.5, 9.5.3 and 10.2 of this Agreement. Except as otherwise expressly set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date.

Section 2.4            Failure to Execute. In the event this Agreement is not executed by Buyer and received and executed by Seller (a facsimile copy of the executed signature pages with overnight delivery of the original signed Agreement will be deemed received by Seller) by 4:00 p.m. Eastern Time on February 10, 2006, Buyer’s offer shall become null and void.

Section 2.5            Intentionally Deleted.

Section 2.6            Assumption of Obligations. As additional consideration for the purchase and sale of the Property, at Closing Buyer will: (a) assume and perform all of the covenants and obligations of Seller pursuant to the Leases and Contracts, including without limitation, those relating to any tenant deposits (to the extent credited to Buyer) and the physical or environmental condition of the Property, which arise on or after the Closing Date; and (b) assume and agree to discharge, perform and comply with each and every liability, duty, covenant, debt or obligation of Seller resulting from, arising out of, or in any way related to any licenses or permits and arising on or after the Closing Date. Buyer hereby indemnifies and holds Seller harmless from and against any and all claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, costs and expenses (including but not limited to attorneys’ fees and expenses) asserted against or incurred by Seller and arising out of the failure of Buyer to perform its obligations pursuant to this Section 2.6.  The provisions of this Section 2.6 shall survive the Closing without limitation.

ARTICLE 3 - BUYER’S DUE DILIGENCE/

CONDITION OF THE PROPERTY

Section 3.1            Buyer’s Inspections and Due Diligence. Buyer acknowledges that commencing on the Effective Date and continuing for a period which will expire at 5:00 p.m. Chicago, Illinois time on March 6, 2006 (the “Due Diligence Period”), Buyer has and/or will conduct, its examinations, inspections, testing, studies and investigations (herein collectively called the “Due Diligence”) of the Property, including utilizing the information regarding the Property and such documents applicable to the Property, as Seller makes available, as set forth in Section 3.2 below. Except for any limitations as may be imposed by Sections 3.3 and 3.5 below, Buyer may conduct such due diligence activities, inspections, and studies of the Property as it deems necessary or appropriate, and examine and investigate to its full satisfaction all facts, circumstances, and matters relating to the Property (including the physical condition and use, availability and adequacy of utilities, access, zoning, compliance with applicable laws, environmental conditions, engineering and structural matters), title, survey matters, and any other matters it deems necessary or appropriate for purposes of consummating this transaction. The Due Diligence shall be at Buyer’s sole cost and expense.

Section 3.2            Delivery Period.

(a)           Buyer hereby acknowledges the receipt from Seller of certain Due Diligence Items requested by the Buyer and to the extent not already delivered, Seller agrees to deliver to Buyer the documentation described upon the Due Diligence Checklist within 5-days of the date hereof to the extent within Seller’s possession and/or control (collectively, the “Due Diligence Items”).

(b)           Intentionally deleted.

(c)           All documents, materials, and information furnished to or made available to Buyer pursuant to this Section 3.2 are being furnished or made available to Buyer for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied, except as may otherwise be expressly set forth in Section 6 below and as limited by Section 6.2 and 7.3.2 below, and all such documents, materials, and information are expressly understood by Buyer to be subject to the confidentiality provisions of Section 3.5 below.

Section 3.3            Site Visits. Buyer and its Licensee Parties shall have reasonable access to the Real Property at agreed upon times for agreed upon purposes on at least forty-eight (48) hours prior notice to Seller. Such notice shall describe the scope of the Due Diligence Buyer intends to conduct during Buyer’s access to the Real Property. Seller shall make reasonable efforts to have an agent available to accompany Buyer or any Licensee Parties, and in all events Seller shall have the right to have a representative present during any visits to or inspections of the Real Property by Buyer or any Licensee Parties. Buyer will conduct its Due Diligence in a manner which is not disruptive to Tenants or the normal operation of the Real Property. Buyer shall be permitted to enter the Real Property and contact any leasing agents or Property Manager(s) of the Real Property upon at least forty-eight (48) hours prior notice to Seller and Seller shall be permitted to have a representative present during any said contact with said parties. Buyer and the Licensee Parties may contact any Tenants at the Real Property and make inquiries of such Tenants which in any way relate to the Real Property upon notice to Seller. In the event Buyer desires to conduct any physically intrusive Due Diligence, such as sampling of soils, other media, building materials, or the like, Buyer will identify in writing exactly what procedures Buyer desires to perform and request Seller’s express written consent. Seller may withhold or condition consent to any physically intrusive Due Diligence in Seller’s sole and absolute discretion. Upon receipt of Seller’s written consent, Buyer and all Licensee Parties shall, in performing such Due Diligence, comply with the agreed upon procedures and with any and all laws, ordinances, rules, and regulations applicable to the Property and will not engage in any activities which would violate any permit, license, or environmental law or regulation. Buyer and any Licensee Parties will: (a) maintain comprehensive general liability (occurrence) insurance in terms and amounts satisfactory to Seller covering any accident arising in connection with the presence of Buyer or the other Licensee Parties on the Real Property or Improvements, and deliver a certificate of insurance, which names the Seller and WP Realty as additional insureds thereunder verifying such coverage to Seller prior to entry upon the Real Property or Improvements; (b) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Property; and (c) restore the Real Property and Improvements to the condition in which the same were found before any such entry upon the Real Property and inspection or examination was undertaken.

Section 3.4            Buyer’s Due Diligence Indemnity. Buyer shall defend, indemnify, and hold harmless Seller, Seller’s partners, shareholders, or members, as applicable, WP Realty and the Property Manager(s) from and against all losses, costs, damages, claims, and liabilities (whether arising out of injury or death to persons or damage to the Property or otherwise) including, but not limited to, costs of remediation, restoration and other similar activities, mechanic’s and materialmen’s liens and attorneys’ fees, arising out of or in connection with

Buyer’s Due Diligence or Buyer’s or any Licensee Parties’ entry upon the Real Property, unless any of the same are caused solely by the gross negligence or willful misconduct of Seller and/or WP Realty. The provisions of this Section 3.4 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement and shall survive for a period of 12-months from the date of Closing.

Section 3.5            Confidentiality. Buyer agrees that any information obtained by Buyer or its employees, attorneys, partners, accountants, lenders or investors, or Licensee Parties (collectively, for purposes of this Section 3.5, the “Permitted Outside Parties”) in the conduct of its Due Diligence shall be treated as confidential pursuant to Section 10.11 of this Agreement. Buyer further agrees that within its organization, or as to the Permitted Outside Parties, the Due Diligence Items will be disclosed and exhibited only to those persons within Buyer’s organization or to those Permitted Outside Parties who are responsible for determining the feasibility of Buyer’s acquisition of the Property. Buyer further acknowledges that the Due Diligence Items and other information relating to the leasing arrangements between Seller and any tenants or prospective tenants are proprietary and confidential in nature. Buyer agrees not to divulge the contents of such Due Diligence Items or any other information except in strict accordance with the provisions of Sections 3.5 and 10.11 of this Agreement. In permitting Buyer and the Permitted Outside Parties to review the Due Diligence Items and other information to assist Buyer, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Buyer and the Permitted Outside Parties, for whom, by its execution of this Agreement, Buyer is acting as an agent with regard to such waiver.

Section 3.6            Due Diligence Period. In the event Buyer determines, in Buyer’s sole and exclusive judgment, for any reason or for no reason, not to acquire the Property, Buyer may, by delivering to Seller and Escrow Agent written notice of termination hereunder on or before the end of the Due Diligence Period, terminate its obligations hereunder without further liability except as described in Sections 3.4, 9.7 and 10.11. If Buyer timely delivers such written notice of termination, the Deposit, together with any interest earned thereon, shall promptly be refunded by Escrow Agent to Buyer. If before the end of the Due Diligence Period, Buyer fails to give Seller such written notice, then Buyer shall be deemed to have elected to waive its rights to terminate this Agreement. Buyer shall be permitted after the expiration of the Due Diligence Period to conduct further physical Due Diligence and other examinations, inspections, testing, studies or investigations regarding the Property, provided that Buyer shall not have the right to terminate this Agreement, pursuant to Article 3 hereof, as a result thereof.

ARTICLE 4 - TITLE AND SURVEY

                Section 4.1            Certain Exceptions to Title. Buyer shall have the right to object in writing to any title matters that are not Permitted Exceptions which are disclosed in the commitment for title insurance (including supplemental reports and updates) (“Title Commitment”) or Survey (herein collectively called “Liens”) during the Due Diligence Period and after the expiration of the Due Diligence Period to the extent such matters are first shown on Title Commitment updates and/or the Survey after the expiration of the Due Diligence Period. Unless Buyer shall timely object to the Liens, all such Liens and any such supplemental reports or updates (to the extent not objected to by Buyer as provided above) shall be deemed to constitute additional Permitted Exceptions. Any exceptions which are timely objected to by Buyer shall be herein collectively called the “Title Objections.” Seller may elect (but shall not be obligated) to remove or cause to be removed at its expense, any Title Objections, and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such removal, which removal will be deemed effected by the issuance of title insurance eliminating or insuring against the effect of the Title Objections. Seller shall notify Buyer in writing within ten (10) business days after receipt of Buyer’s notice of Title Objections whether Seller elects to remove the same. If Seller is unable to remove or endorse over any Title Objections prior to the Closing, or if Seller elects not to remove one or more Title Objections, Buyer may elect to either (a) terminate this Agreement upon notice to Seller and Escrow Agent, in which event the Deposit, together with any interest earned thereon, shall promptly be paid to Buyer by Escrow Agent and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement as set forth in Sections 3.4, 9.7 and 10.11, or (b) waive such Title Objections, in which event such Title Objections shall be deemed additional Permitted Exceptions and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. Notwithstanding the above, Seller hereby agrees that it shall (a) satisfy any other mortgage or deed of trust or other monetary liens placed on the Property by Seller, and (b) cause the removal (by bonding, payment to the Title Company, or otherwise) of other monetary liens encumbering the Property (other than any liens caused by (or relating to) the acts or omissions of the Buyer, the Licensed Parties or any tenants at the Premises) in an amount not to exceed Five Hundred Thousand Dollars ($500,000.00) in the aggregate.

                Section 4.2            Title Insurance. At Closing, Buyer shall have the Title Company issue to Buyer an extended coverage ALTA 1992 Form owner’s form title policy together, if issuable in Rhode Island, with a 3.1 zoning endorsement (including parking and loading docks), and the following described additional endorsements: PIN, utility facility, comprehensive, subdivision, contiguity, creditors rights, condominium, survey, and including coverage for any construction (the “Title Policy”), in the amount of the Purchase Price, insuring that fee simple title to the Real Property is vested in Buyer subject only to the Permitted Exceptions. Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall impose no additional liability on, Seller, (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the transaction contemplated by this Agreement without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer’s request. Seller agrees to provide the Title Company with a GAP Indemnity in the form attached hereto as Exhibit “R” and a Seller’s Affidavit in the form attached hereto as Exhibit “S”.

ARTICLE 5 - DEPOSIT AND INSTRUCTIONS

                Section 5.1            Permitted Termination; Seller’s Default. If the sale of the Property is not consummated due to the permitted termination of this Agreement by Buyer as herein expressly provided, the Deposit shall be promptly returned to Buyer, together with any interest earned thereon. If the sale of the Property is not consummated due to Seller’s default hereunder, Buyer shall be entitled, as its sole remedy, either (a) to terminate this Agreement and receive the return of the Deposit, together with any interest earned thereon, or (b) to enforce specific performance of this Agreement, together with a claim for reasonable attorney’s fees and costs of suit. Buyer expressly waives its rights to seek additional damages in the event of Seller’s default hereunder. Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit, together with any interest earned thereon, if Buyer fails to file suit for specific performance against Seller in a court prescribed by Section 10.5 hereof, on or before sixty (60) days following the date upon which Closing was to have occurred.

                Section 5.2            Buyer Default. If the sale is not consummated due to the failure of Buyer to Close as provided by the terms of this Agreement, or due to a Buyer’s default under this Agreement, then Seller shall retain the Deposit as liquidated damages, which retention shall operate to terminate this Agreement and release Buyer from any and all liability hereunder, except as provided in Sections 3.4, 9.7, and 10.11. The parties have agreed that Seller’s actual damages, in the event of a failure to consummate this sale due to Buyer’s default, would be extremely difficult or impracticable to determine. After negotiation, the parties have agreed that, considering all the circumstances existing on the date of this Agreement, the amount of the Deposit is a reasonable estimate of the damages that Seller would incur in such event. By executing this Agreement of Sale and Purchase, each party specifically confirms the accuracy of the statements made above and the fact that each party was represented by counsel who explained, at the time this Agreement was made, the consequences of this liquidated damages provision. The foregoing is not intended to limit Buyer’s indemnity obligations under Sections 3.4, 9.7, and 10.11.

                Section 5.3            Deposit Instructions. The Escrow Agent joins hereinbelow to evidence its agreement to hold such funds in accordance with the terms and conditions of this Agreement. Further, the following provisions shall control with respect to the rights, duties and liabilities of the Escrow Agent.

5.3.1               The Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for the (i) sufficiency, correctness, genuineness or validity of any written instrument, notice or evidence of a party’s receipt of any instruction or notice which is received by the Escrow Agent, or (ii) identity or authority of any person executing such instruction notice or evidence.

5.3.2               The Escrow Agent shall have no responsibility hereunder except for the performance by it in good faith of the acts to be performed by it hereunder, and the Escrow Agent shall have no liability except for its own willful misconduct or gross negligence.

5.3.3               The Escrow Agent shall be reimbursed on an equal basis by Buyer and Seller for any reasonable expenses incurred by the Escrow Agent arising from a dispute with respect to the amount held in escrow, including the cost of any legal expenses and court costs incurred by the Escrow Agent, should the Escrow Agent deem it necessary to retain an attorney with respect to the disposition of the amount held in escrow.

5.3.4               In the event of a dispute between the parties hereto with respect to the disposition of the amount held in escrow, the Escrow Agent shall be entitled, at its own discretion, to deliver such amount to an appropriate court of law pending resolution of the dispute.

5.3.5               The Escrow Agent shall invest the amount in escrow in accounts which are federally insured or which invest solely in government securities and shall be applied in accordance with the terms of this Agreement. Interest earned thereon shall be the property of Buyer in all events.

5.3.6               If, after the expiration of the Due Diligence Period and prior to the Closing Date, the Escrow Agent receives a certificate of either Seller or Buyer (for purposes of this Section 5.3.6, the “Certifying Party”) certifying that, (a) the Certifying Party is entitled to receive the Deposit pursuant to the terms of this Agreement, and (b) a copy of the certificate was delivered as provided herein to the other party (for purposes of this Section 5.3.6, the “Other Party”) prior to or contemporaneously with the giving of such certificate to the Escrow Agent, then, the Escrow Agent should thereupon immediately forward said certification to the other party by fax and overnight mail in accordance with Section 10.3 hereof and then, unless the Escrow Agent has then previously received, or receives within five (5) Business Days after receipt of the Certifying Part’s certificate, contrary instructions from the Other Party, the Escrow Agent, within one (1) Business Day after the expiration of the foregoing five (5) Business Day period, will deliver the Deposit to the Certifying Party, and thereupon the Escrow Agent will be discharged and released from any and all liability hereunder. If the Escrow Agent receives contrary instructions from the Other Party within five (5) Business Days following the Escrow Agent’s receipt of said certificate, the Escrow Agent will not so deliver the Deposit, but will continue to hold the same pursuant hereto.

NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, ESCROW AGENT IS HEREBY AUTHORIZED AND DIRECTED TO RELEASE THE DEPOSIT (INCLUDING ANY INTEREST EARNED THEREON) TO BUYER IMMEDIATELY (WITHOUT FURTHER AUTHORIZATION FROM SELLER) UPON RECEIPT BY ESCROW AGENT OF BUYER’S NOTICE OF TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 3.6 ABOVE, ON OR PRIOR TO 5:00 P.M. (CHICAGO, ILLINOIS TIME) ON MARCH 6, 2006.

                Section 5.4            Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (for purposes of this Section 5.4, the “Code”), and any related reporting requirements of the Code, the parties hereto agree as follows:

(a)           Provided the Escrow Agent shall execute a statement in writing (in form and substance reasonably acceptable to the parties hereunder) pursuant to which it agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, Seller and Buyer shall designate the Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code (the “Reporting Person”). If the Escrow Agent refuses to execute a statement pursuant to which it agrees to be the Reporting Person, Seller and Buyer shall agree to appoint another third party as the Reporting Person.

(b)           Seller and Buyer hereby agree:

(i) to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(ii) to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

                (c)           Each party hereto agrees to retain this Agreement for not less than three (3) years from the end of the calendar year in which the Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.

ARTICLE 6 - REPRESENTATIONS AND WARRANTIES OF SELLER

                Section 6.1            Representations and Warranties of Seller. Subject to the provisions of Sections 6.2 and 7.5, Seller makes the following representations and warranties with respect to the Property:

                (a)           Status. Seller is duly organized or formed limited liability company, validly existing and in good standing under the laws of the State of its organization and qualified to do business in the State in which the Property is located.

                (b)           Authority. The execution and delivery of this Agreement and the performance of Seller’s obligations hereunder have been or will be duly authorized by all necessary action on the part of the Seller, and this Agreement constitutes the legal, valid and binding obligation of the Seller, subject to equitable principles and principles governing creditors’ rights generally.

                (c)           Non-Contravention. The execution and delivery of this Agreement by the Seller and the consummation by Seller of the transaction contemplated hereby will not, to the Seller’s knowledge (i) violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity or (ii) conflict with, result in a breach of, or constitute a default under the organic documents of the Seller, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which the Seller is a party or by which the Seller may be bound.

                (d)           Suits and Proceedings. There are no legal actions, suits or similar proceedings pending and served, or to Seller’s knowledge, threatened against the Seller or the Property which (i) are not adequately covered by existing insurance or (ii) if adversely determined, would adversely affect the value of the Property, the continued operations thereof, or Seller’s ability to consummate the transactions contemplated hereby.

                (e)           Non-Foreign Entity. Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                (f)            Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Seller or the performance by Seller of the transaction contemplated hereby.

                (g)           No Violations. Seller has not received any written notification from any Governmental Entity (i) that the Property is in violation of applicable fire, health, building, ADA, use, occupancy or zoning laws or (ii) that any work is required to be done upon or in connection with the Property where such work remains outstanding and, if unaddressed would have a material adverse affect on the use of the Property as currently owned and operated.

                (h)           Condemnation. Seller has not received any written condemnation notice with respect to all or any part of the Property.

                (i)            Leasing Commission Agreements. There are no leasing commissions or fees currently owing or to be paid for any Pre-Effective Date Leases which have not been fully paid or will be fully paid prior to Closing.

                (j)            Environmental. Seller has not received written notice of violation of any Environmental Laws.

                (k)           As of the date hereof, Seller has paid, all unemployment taxes and personal property taxes, if any, due and payable by Seller.

                (l)            Security Deposits. The Seller, as of the Effective Date, holds the security deposits listed on Exhibit “L” from the tenants of the Property.

                (m)          Leases. The Rent Roll attached hereto as Exhibit “B” is true and correct in all material respects. At Closing, Seller shall deliver an updated Rent Roll to Buyer, certified by Seller as then being true and correct. There are no leases, license agreements, occupancy agreements or tenancies, written or oral, for any space in the Property other than the Leases set forth on the Rent Roll. Seller has delivered to Buyer a true, correct and complete copy of each of the Leases (including all amendments, modifications and supplements thereto). Except as may be otherwise disclosed to Buyer in the Due Diligence Items provided to Buyer: (i) each of the Leases is in full force and effect and each Tenant is now in possession of its premises under its Lease; (ii) to Seller’s knowledge, no Tenant is in default in the observance of any of the material covenants or conditions to be kept, observed or performed by it under its Lease; (iii) except as may be set forth in the Leases, no Tenant is entitled to any free rent, rebate, rent concession, deduction or offset; (iv) Seller has not received from any Tenant under a Lease any written notice of default which is uncured as of the Effective Date in performing any of its obligations as landlord under such Lease and to Seller’s knowledge, there are no pending claims for offsets against rent.

                (n)           Contracts, Licenses and Permits. Except as shown on Exhibit “D”, there are no service or other contracts, licenses or permits affecting Seller’s operation of the Property. Seller agrees to cooperate in terminating as of Closing, those Contracts Buyer wishes to terminate. The existing management contract for the Property shall terminate as of the Closing Date, although the existing management company and Seller shall cooperate in the orderly transition of management of the Property to Buyer.

                (o)           Development Agreements. There exist no non-recorded development, cost-sharing, recapture or like-agreements burdening either Seller or the Property that will survive the Closing of the transactions described by this Agreement

                (p)           Brokerage. Seller represents and warrants that there are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with this Agreement based on any arrangement or agreement entered into by Seller and binding upon Buyer, except as set forth in Section 9.7 hereof.

                (q)           Seller represents and warrants that the Property is currently not under contract with another party other than the Buyer.

                Section 6.2            Limited Liability. The representations and warranties of Seller set forth in Section 6.1, together with Seller’s liability for any breach before Closing of any of the Seller’s interim operating covenants under Article 8, will survive the Closing for a period of twelve (12) months. Buyer will not have any right to bring any action against Seller as a result of any material untruth or inaccuracy of such representations and warranties, unless and until an action is filed within said twelve (12) month period. In the event, Buyer, in said action receives an unappealable judgment against Seller on account of any material untruth or inaccuracy of such representations and warranties, then subject to the provisions hereof, Seller shall be liable to Buyer for the amount of such judgment, however, it is understood and agreed that notwithstanding the amount of such judgment, Seller’s liability thereunder shall nevertheless be capped at an amount not to exceed a total of One Million Dollars ($1,000,000.00) and Buyer hereby knowingly waives any right or claim to seek and receive an amount in excess of One Million Dollars ($1,000,000.00) from the Seller on account thereof. Seller shall have no liability with respect to any of Seller’s representations, warranties and covenants herein if, prior to the Closing, Buyer has actual knowledge of any breach of a covenant of Seller herein, or Buyer obtains actual knowledge (from whatever source, including, without limitation, any tenant estoppel certificates, as a result of Buyer’s Due Diligence or written disclosure by Seller or Seller’s agents and employees) that contradicts any of Seller’s representations and warranties herein, and Buyer nevertheless consummates the transaction contemplated by this Agreement. Sections 3.4, 9.7 and 10.11 will survive Closing without limitation unless a specified period is otherwise provided in this Agreement. All other representations, warranties, covenants and agreements made or undertaken by Seller under this Agreement, unless otherwise specifically provided herein, will survive the Closing Date for a period of 12-months from the date thereof. As used herein, the phrase “Buyer obtains knowledge,” or “known to Buyer,” or words of similar import (i) shall mean the actual knowledge of G. Joseph Cosenza, Robert Brinkman and/or Karen Kautz, and not the knowledge of any other person, (ii) shall mean the actual knowledge of such individual, without any investigation or inquiry of any kind, and (iii) shall not mean such individual is charged with knowledge of the acts, omissions and/or knowledge of any Buyer’s agents or employees.

                Section 6.3            Seller’s Knowledge. For purposes of this Agreement and any document delivered at Closing, whenever the phrase “to Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they shall be deemed to refer to facts within the actual knowledge only of Bryan S. Weingarten and Joseph Staugaard of WP Realty and no others, at the times indicated only, upon reasonable investigation of the files in the possession of Bryan S. Weingarten and Joseph Staugaard of WP Realty, and not to any constructive knowledge of the foregoing individual or of Seller, any entity that is a partner in Seller, or any affiliates of any thereof, or to any officer, agent, representative, or employee of Seller, any such constituent partner, or any such affiliate.

                Section 6.4            Liability of Representations and Warranties.  Buyer acknowledges that the individual named above are named solely for the purpose of defining and narrowing the scope of Seller’s knowledge and not for the purpose of imposing any liability on or creating any duties running from such individual or WP Realty to Buyer. Buyer covenants that it will bring no action of any kind against such individual, any shareholder, partner or member of Seller, as applicable, or WP Realty related to or arising out of these representations and warranties. The individual named is an officer of WP Realty who currently has responsibility for asset management of Seller’s interest in the Real Property and for the day to day management and the sale thereof.

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES OF BUYER

                Section 7.1            Buyer’s Representations and Warranties. Buyer represents and warrants to Seller the following:

                (a)           Status. Buyer is a corporation duly organized and validly existing under the laws of the State of Illinois.

                (b)           Authority. The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Buyer and this Agreement constitutes the legal, valid and binding obligation of Buyer, subject to equitable principles and principles governing creditors’ rights generally.

                (c)           Non-Contravention. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Entity or conflict with, result in a breach of, or constitute a default under the organic documents of Buyer, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Buyer is a party or by which it is bound.

                (d)           Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of the transactions contemplated hereby.

                Section 7.2            Brokerage. Buyer represents and warrants that there are no claims for brokerage commissions, finders’ fees, or similar compensation in connection with this Purchase Agreement based on any arrangement or agreement entered into by Buyer and binding upon Seller, except as may be otherwise specifically set forth in Section 9.7 below.

                Section 7.3            Buyer’s Independent Investigation.

7.3.1               Buyer has been given, or will be given before the end of the Due Diligence Period, a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer’s choosing, including, without limitation:

(a)           All matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements, and building codes;

(b)           The physical condition and aspects of the Property, including, without limitation, the interior, the exterior, the square footage within the improvements on the Real Property and within each tenant space therein, the structure, the paving, the utilities, and all other physical and functional aspects of the Property, including, without limitation, an examination for the presence or absence of Hazardous Materials, which shall be performed or arranged by Buyer at Buyer’s sole expense;

(c)           Any easements and/or access rights affecting the Property;

(d)           The Leases and all matters in connection therewith, including, without limitation, the ability of the tenants to pay rent;

(e)           The service contracts and any other documents or agreements of significance affecting the Property; and

(f)            All other matters of material significance affecting the Property or delivered to Buyer by Seller in accordance with Article 3 of this Agreement.

7.3.2               THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN SELLER AND BUYER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND BUYER, AND BUYER HAS CONDUCTED OR SHALL CONDUCT ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. OTHER THAN THE MATTERS REPRESENTED IN SECTION 6.1 HEREOF AS SUCH MAY BE LIMITED BY SECTION 6.2 HEREOF, BUYER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY OF SELLER’S AGENTS OR REPRESENTATIVES, AND BUYER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS HAVE BEEN MADE. EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER SPECIFICALLY DISCLAIMS, AND NEITHER IT NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO BUYER AND NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY SELLER OR RELIED UPON BY BUYER WITH RESPECT TO THE STATUS OF TITLE TO OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (e) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, WITH RESPECT TO THE IMPROVEMENTS OR THE PERSONAL PROPERTY, (f) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY AND (g) THE COMPLIANCE OR LACK THEREOF OF THE REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO BUYER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS. Buyer represents that it is a knowledgeable, experienced and sophisticated buyer of real estate, and that it is relying solely on its own expertise and that of Buyer’s consultants in purchasing the Property (other than as expressly provided herein). Buyer acknowledges and agrees that it will have the opportunity to conduct such inspections, investigations and other independent examinations of the Property and related matters, including but not limited to the physical and environmental conditions thereof, during the Due Diligence Period and will rely upon same and not upon any statements of Seller or of any officer, director, employee, agent or attorney of Seller (except as expressly set forth herein). Buyer acknowledges that all information obtained by Buyer will be obtained from a variety of sources and Seller will not be deemed to have represented or warranted the completeness, truth or accuracy of any of the Due Diligence Items or other such information heretofore or hereafter furnished to Buyer (except as expressly set forth herein). Upon Closing, Buyer will assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Buyer’s inspections and investigations. Buyer acknowledges and agrees that upon Closing, Seller will sell and convey to Buyer, and Buyer will accept the Property, “AS IS, WHERE IS,” with all faults. Buyer further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Property, by Seller, any agent of Seller or any third party. Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein. Buyer acknowledges that the Purchase Price reflects the “as is, where is” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property. BUYER, WITH BUYER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. BUYER ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMER AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT. THE TERMS AND CONDITIONS OF THIS SUBSECTION 7.3.2 WILL EXPRESSLY SURVIVE THE CLOSING, WILL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS.

                Section 7.4            Buyer’s Release of Seller.

        7.4.1       Seller Released From Liability. Seller is hereby released from all responsibility and liability to Buyer (and not to any third party) regarding the condition (including the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever except to the extent that such responsibility or liability is the result of the material inaccuracy (if any) of Seller’s representations under Section 6.1 hereof.

        7.4.2       Buyer’s Waiver of Objections. Buyer acknowledges that it has inspected or will inspect during the Due Diligence Period the Property, observed its physical characteristics and existing conditions and had the opportunity to conduct such investigation and study on and of said Property and adjacent areas as it deemed necessary, and subject to Seller’s responsibility for any breach of the warranties and representations contained in Section 6.1 of this Agreement, hereby waives any and all objections to or complaints (including but not limited to actions based on federal, state or common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Property is or may be subject) regarding physical characteristics and existing conditions, including without limitation structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property. Buyer further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property, and the risk that adverse physical characteristics and conditions, including without limitation the presence of Hazardous Materials or other contaminants, may not be revealed by its investigation.

                7.4.3       Survival. The foregoing waivers and releases by Buyer shall survive either (a) the Closing and the recordation of the Deed, and shall not be deemed merged into the Deed upon its recordation, or (b) any termination of this Agreement.

                Section 7.5            Discharge. Notwithstanding any other provisions contained herein, or in any document or instrument delivered in connection with the transfer contemplated hereby, to the contrary (including, without limitation, any language providing for survival of certain provisions hereof or thereof), Buyer hereby acknowledges and agrees that (a) prior to Closing, Buyer’s sole recourse in the event of a breach by Seller shall be as set forth in Section 5.1 hereof, and (b) Seller shall, upon consummation of Closing, be deemed to have satisfied and fulfilled all of Seller’s covenants, indemnities, and obligations contained in this Agreement and the documents delivered pursuant hereto, and Seller shall have no further liability to Buyer or otherwise with respect to this Agreement, the transfers contemplated hereby, or any documents delivered pursuant hereto, except (i) to the extent of any obligation or liability Seller may have under Section 6.1 as to which Seller’s liability, if any, shall be limited as provided in Sections 6.2, and (ii) to the extent of any obligation or liability Seller may have under Section 9.5, as such may be limited by Section 6.2, if such Seller has certified any estoppel certificate.

ARTICLE 8 - LEASES; MAINTENANCE OF PROPERTY

                From the date hereof until the Closing, and except as otherwise consented to or approved by Buyer, Seller covenants and agrees with Buyer as follows:

                Section 8.1            New Leases; Lease Modifications. After the expiration of the Due Diligence Period, Seller shall not, without Buyer’s prior written consent in each instance, which consent shall not be unreasonably withheld and shall be given or denied in good faith, with the reasons for such denial specified in reasonable detail, within five (5) Business Days after receipt by Buyer of the information referred to in the next sentence, enter into a New Lease; modify or amend any Pre-Effective Date Lease (except pursuant to the exercise by a Tenant of a renewal, extension or expansion option or other right contained in such Tenant’s lease); consent to any assignment or sublease in connection with any Pre-Effective Date Lease or New Lease; or remove any tenant under any Pre-Effective Date Lease or New Lease, whether by summary proceedings or otherwise, except by reason of a default of the tenant under the subject Pre-Effective Lease or New Lease. Seller shall furnish Buyer with a written notice of the proposed action which shall contain information regarding the proposed action that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action. If Buyer fails to object in writing to any such proposed action within five (5) Business Days after receipt of the aforementioned information, Buyer shall be deemed to have approved the proposed action. If any Lease requires that the landlord’s consent be given under the applicable circumstances (or not be unreasonably withheld), then Buyer shall be deemed ipso facto to have approved such action. Any notice from Buyer rejecting the proposed action shall include a description of the reasons for Buyer’s rejection. If Buyer rejects the proposed action, Seller nevertheless retains full right, power and authority to execute such documents as are necessary to effect such action, and Seller shall promptly advise Buyer of the same. The foregoing notwithstanding, in the event Buyer has rejected the proposed action but the Seller nonetheless proceeds to effect it, Buyer shall have the right, within five (5) Business Days after receipt of such Seller’s notice that the Seller has taken such action, to elect to terminate this Agreement by the delivery to Seller and Escrow Agent of a written notice of termination, in which case the Deposit, including any interest earned thereon, shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement. If Buyer fails to notify Seller within such time period, Buyer shall be deemed to have fully waived any rights to terminate this Agreement pursuant to this Section 8.1. Seller shall deliver to Buyer a true and complete copy of each such New Lease, renewal or extension agreement, modification, or amendment, as the case may be, promptly after the execution and delivery thereof.

Section 8.2            Lease Expenses. Seller shall be responsible for the cost and expense required to place all of the current vacant tenant rentable space at the Property into “vanilla box” finish condition if they are not currently in said condition.

Section 8.3            Lease Enforcement. Subject to the provisions of Section 8.1 above, prior to the Closing Date, Seller shall have the right, but not the obligation (except to the extent that Seller’s failure to act shall constitute a waiver of such rights or remedies), to enforce the rights and remedies of the landlord under any Pre-Effective Date Lease or New Lease, by summary proceedings or otherwise.

Section 8.4            Additional Covenants. Seller agrees that during the period between the Effective Date and the Closing Date, Seller will manage and operate the Property (including making all required repairs) or will cause the Property to be managed and operated (including, making all required repairs) under policies substantially similar to those existing prior to the Effective Date and shall continue to offer services and amenities in accordance with past practices. Seller will maintain in effect the existing property and liability insurance coverage with respect to the Property from the date hereof through the Closing Date or earlier termination of this Agreement. Seller will not grant any Lien or cause any instrument to be recorded that would further encumber the Property in any manner, unless same will be discharged on or prior to Closing. After the end of the Due Diligence Period, Seller shall not amend any Contract or enter into any new service or maintenance contract or similar agreement that is not terminable as of the Closing Date. Seller shall give Buyer prompt notice if, during the term of this Agreement, (a) Seller receives any written notices of violations of applicable laws, or (b) Seller receives notice that any Tenant has filed bankruptcy or has vacated and ceased doing business at its premises (other than upon expiration of its Lease) or (c) there is any occurrence that would render any of Seller’s representations or warranties herein untrue in any material respect at Closing. Subject to the prorations described in this Agreement, Seller will cause to be paid all trade accounts and costs and expenses of operation and maintenance of the Property incurred or attributable to a period prior to the Closing. Seller will not hereinafter enter into (including, without limitation, any term sheet, letter of intent, contract or like agreement) for or relating to the purchase of all or substantially all of the Property or any part thereof from any person other than Buyer.

Section 8.5            Conditions Precedent to Buyer’s Closing Obligations. The obligations of Buyer to purchase the Property from Seller and to perform the other covenants and obligations to be performed by Buyer on the Closing Date shall be subject to the following conditions (all or any of which may be waived in writing, in whole or in part, by Buyer):

(a)           Representations and Warranties. The representations and warranties made by Seller in Section 6.1 hereof shall be true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date. For purposes of this Section 8.5(a), to the extent that any representation and warranty made by Seller is based upon the knowledge of Seller or the lack of receipt of notice by Seller, such knowledge or notice (subject to the provisions of Sections 6.2 and 6.3 of this Agreement) shall include any actual knowledge of Seller or notice received by Seller on or prior to the Closing Date, whether obtained or received by Seller from a third party, Buyer or otherwise.

(b)           Estoppel Certificates. On the Closing Date, the requirements related to estoppel certificates in Section 9.5 shall have been satisfied.

(c)           Seller shall have performed in all material respects and complied in all material respects with all covenants and requirements of Seller set forth in this Agreement.

(d)           On the Closing Date, the Property is then in substantially the same physical condition as existed upon the expiration of the Due Diligence Period, reasonable wear and tear and damage caused by casualty excepted.

(e)           As of the date of Closing, neither Seller nor any Major Tenant shall be in material default under the terms of any Lease and no Major Tenant shall have filed for bankruptcy protection under any applicable statute.

(f)            A written waiver is received from Stop & Shop Supermarket Company, LLC waiving their right under Section XX of their Lease (“Right of First Opportunity”), as same pertains to the transaction contemplated by this Agreement.

The failure of any of the foregoing conditions after the expiration of the Due Diligence Period and prior to Closing shall entitle Buyer to either (i) waive any or all such conditions and proceed to Closing or (ii) terminate this Agreement upon notice to Seller and Escrow Agent and Seller’s and Buyer’s respective obligations to sell or purchase the Property shall be null, void and of no force or effect and neither Seller nor Buyer shall have further rights or obligations hereunder, except pursuant to such provisions hereof as expressly survive the termination of this Agreement, and the Title Company shall, subject to the provisions of Section 5.3.6 hereof, promptly cause the Deposit, together with any interest earned thereon, to be returned to Buyer (unless Seller shall deliver its good faith objection thereto to the Title Company and Buyer within five (5) business days of receipt of Buyer’s notice of termination).

ARTICLE 9 - CLOSING AND CONDITIONS

                Section 9.1            Escrow Instructions. Upon execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Title Company, and this instrument shall serve as the instructions to the Title Company as the escrow holder for consummation of the purchase and sale contemplated hereby. Seller and Buyer agree to execute such reasonable additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

                Section 9.2            Closing. The closing hereunder (“Closing”) shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be through escrow at the office of the Escrow Agent on or before seven (7) business days after the expiration of the Due Diligence Period, time being of the essence (the “Closing Date”). Such date and time may not be extended without the prior written approval of both Seller and Buyer. Subject to the terms of this Agreement, no later than 11:00 a.m. Chicago, Illinois time on the Closing Date, Buyer shall deposit, by wire transfer, in escrow with the Escrow Agent the Purchase Price (subject to adjustments described in Section 9.6), together with all other costs and amounts to be paid by Buyer at the Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Escrow Agent. No later than 2:00 p.m. Chicago, Illinois time on the Closing Date, (a) Buyer will cause the Escrow Agent to (i) pay to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller, the Purchase Price (subject to adjustments described in Section 9.6), less any costs or other amounts to be paid by Seller at Closing pursuant to the terms of this Agreement, and (ii) pay all appropriate payees the other costs and amounts to be paid by Buyer at Closing pursuant to the terms of this Agreement and (b) Seller will direct the Escrow Agent to pay to the appropriate payees out of the proceeds of Closing payable to Seller, all costs and amounts to be paid by Seller at Closing pursuant to the terms of this Agreement. It shall constitute a condition precedent to Seller’s obligations to consummate the Closing hereunder that Buyer deliver the Purchase Price to Escrow Agent on or prior to the Closing Date.

                Section 9.3            Seller’s Closing Documents and Other Items. At or before Closing, Seller shall deposit into escrow the following items:

9.3.1       A duly executed and acknowledged standard Rhode Island form of Quitclaim Deed with “Covenants against Grantor’s Acts” for the Property in the form attached hereto as Exhibit “E” (the “Deed”);

9.3.2       A duly executed counterpart of the Bill of Sale in the form attached hereto as Exhibit “F” (the “Bill of Sale”);

9.3.3       The [three (3)] duly executed counterparts of an Assignment and Assumption of Leases in the form attached hereto as Exhibit “G” (the “Assignment and Assumption of Leases”);

9.3.4       The [three (3)] duly executed counterparts of an Assignment and Assumption of Contracts, Warranties and Guaranties, and Other Intangible Property in the form attached hereto as Exhibit “H” (the “Assignment and Assumption of Contracts”);

9.3.5       An affidavit pursuant to Section l445(b)(2) of the Code, and on which Buyer is entitled to rely, that the Seller is not a “foreign person” within the meaning of Section l445(f)(3) of the Code;

9.3.6       Notices to each tenant of the Property, signed by the Seller that shall disclose that the Property has been sold to Buyer and that, after the Closing, all rents should be paid to Buyer or Buyer’s designee;

9.3.7       Seller shall deliver to Buyer a set of keys to the Property on the Closing Date. Location of any of the items referred to in this subsection at the Property on the Closing Date shall be deemed to be delivery to Buyer;

9.3.8       Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as contemplated by this Agreement;

9.3.9       A duly executed audit letter in favor of Buyer’s auditors (KPMG) in the form of Exhibit “N”, attached hereto and made a part hereof;

9.3.10     A closing statement between Seller and Buyer, duly executed by Seller, setting forth the prorations and adjustments to the Purchase Price respecting the Property to be made pursuant to Section 9.6; and

9.3.11     The estoppel certificates required under Section 9.5 herein.

9.3.12     In regard to all Property warranties for materials and workmanship (e.g. roof, HVAC, parking lot), copies thereof and an assignment executed by Seller of all of its right, title and interest in, to and under the same by Seller’s execution of Exhibit “H” attached hereto, and also in regard to any roof warranties only, the original transfer of such warranties assented to by the material and/or service provider at no cost or expense to Buyer.

9.3.13     An updated Rent Roll certified by Seller to Buyer as then being true and correct.

9.3.14     The execution of a Gap Indemnity and Seller Affidavit in the forms attached hereto and made a part hereof as Exhibit “R” and Exhibit “S”.

9.3.15     The execution of counterpart originals of the Rent Coverage Agreement (See Section 10.14 below).

9.3.16     Any required Rhode Island transfer documents.

                Section 9.4            Buyer’s Closing Documents and Other Items. At or before Closing, Buyer shall deposit into escrow the following items:

9.4.1       The balance of the Purchase Price and such additional funds as are necessary to close this transaction;

9.4.2       A duly executed counterpart of the Bill of Sale;

9.4.3       The [three (3)] duly executed counterparts of the Assignment and Assumption of Leases;

9.4.4       The [three (3)] duly executed counterparts of the Assignment and Assumption of Contracts;

9.4.5       Documentation to establish to Seller’s reasonable satisfaction the due authority of Buyer’s acquisition of the Property and Buyer’s delivery of the documents required to be delivered by Buyer pursuant to this Agreement (including, but not limited to, the organizational documents of Buyer, as they may have been amended from time to time, resolutions of Buyer and incumbency certificates of Buyer);

9.4.6       Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the purchase of the Property as contemplated by this Agreement;

9.4.7       The Closing Statement duly executed by Buyer; and

9.4.8       If applicable, with respect to any security deposits which are letters of credit, Seller shall, if the same are assignable, (a) deliver to Buyer at the Closing such letters of credit, (b) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require, and (c) cooperate with Buyer to change the named beneficiary under such letters of credit to Buyer, so long as the Seller does not incur any additional liability or expense in connection therewith.

9.4.9       The execution of the counterpart originals of the Rent Coverage Agreement (See Section 10.14 below).

9.4.10     Any required Rhode Island transfer documents.

                Section 9.5            Estoppel Certificates.

9.5.1       Within three (3) business days prior to Closing, the Seller shall use its reasonable efforts to obtain tenant estoppel certificates from each tenant of the Property in the form prescribed in the applicable Lease, the applicable tenant’s then standard estoppel form, or otherwise in accordance with the provisions for estoppel certificates prescribed in the applicable Lease, and, if no form or specified provisions are so prescribed, in the form attached hereto as Exhibit “I”. It shall be a condition to Buyer’s obligation to close the sale and purchase of the Property that, as soon as they are available but no later than three (3) business days prior to the Closing, Seller shall deliver to Buyer acceptable (to Buyer) tenant estoppel certificates in the form, or otherwise in accordance with the provisions for estoppel certificates, prescribed in the applicable Lease, the applicable tenant’s then standard estoppel form, or, if no form or specified provisions are so prescribed, substantially in the form attached as Exhibit ”I” from (a) all tenants occupying six thousand (6,000) or more square feet of gross leasable area within the Property (“Major Tenants”), and (b) as well as estoppels from all tenants occupying under 6,000 square feet, excluding any kiosk tenants (“Minor Tenants”) to achieve estoppel delivery representing no less than one hundred percent (100%) of the gross leasable area of the Property occupied by tenants as of the Closing Date (subsections (a) and (b) above, collectively “Required Estoppels”).

9.5.2       Notwithstanding the above, Seller may substitute a Seller Estoppel (in the form attached as Exhibit “I”) for up to twenty-five percent (25%) of the Minor Tenant Required Estoppels which Seller Estoppels shall be completed by Seller and warranted and represented by Seller “to Seller’s knowledge”. Seller’s representations and warranties in the certificates shall survive the Closing, provided that Buyer must give Seller written notice of any claim it may have against Seller for a breach of any such representation and warranty and file an action within twelve (12) months of the Closing Date. The applicable limits on liability set forth in Section 6.2 shall apply to any representations or warranties provided in any Seller Estoppels. Any claim which Buyer may have which is not so asserted and an action filed within the twelve (12) month period shall not be valid or effective and Seller shall have no liability with respect thereto. In the event that, following the Closing Date, Seller obtains a Required Estoppel with respect to any Lease for which Seller self-certified and such Required Estoppel complies with Section 9.5.1 and confirms the information on the Required Estoppel provided by Seller, then Seller shall deliver such Required Estoppel to Buyer and, upon such delivery, Seller shall be automatically released from any liability or obligation under the Seller Estoppel previously delivered by Seller with respect to such Lease.

9.5.3       If Seller is unable to obtain and deliver sufficient Required Estoppels as required under Section 9.5.1, or if the certificates required under Section 9.5.1 or substituted Required Estoppels permitted under Section 9.5.2 materially differ from the form prescribed in the applicable lease, the applicable tenant’s then standard estoppel form, or Exhibit “I”, as the case may be, or if any of the Required Estoppels indicate that Seller is currently in default of a material term of the applicable lease in question, then Seller shall not be in default by reason thereof, but Buyer may, by written notice given to Seller and Escrow Agent before the Closing, elect (a) to waive said conditions and proceed with the closing, (b) to terminate this Agreement and receive a refund of the Deposit together with any interest earned thereon, or (c) to extend the Closing for up to thirty (30) days to allow Seller to make reasonable efforts to obtain the Required Estoppels required under Section 9.5.1 or, in the event of material differences, to allow Buyer additional time to review such material differences to determine whether Buyer will proceed with the Closing or terminate the Agreement. In the event Seller fails to obtain any Required Estoppels then Seller shall disclose to Buyer whatever information Seller possesses, if any, concerning the reason for Seller being unable to obtain such Required Estoppels. If Buyer so elects to terminate this Agreement, neither party shall have any further rights or obligations hereunder except as provided in Sections 3.4, 9.7, and 10.11.

9.5.4       Seller shall obtain and deliver to Buyer, no less than three (3) business days prior to Closing, a Reciprocal Easement Agreement estoppel certificate in substance as described upon Exhibit “O” attached hereto and made a part hereof from Target Corporation and any other party to a reciprocal easement agreement, operation and easement agreement and like-agreement benefiting and/or burdening the Property.

                Section 9.6            Prorations and Closing Costs.

9.6.1

(a) Seller and Buyer agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date (i.e., Buyer to receive the benefits and burdens of the Property as of the Closing Date), the following (collectively, the “Proration Items”): real estate taxes and assessments due and payable prior to the Closing Date shall be paid in full by Seller at or prior to Closing, real estate and personal property taxes and assessments based on 2005 tax bill, with a later reproration of taxes when the actual bills are received, utility bills (except as hereinafter provided), collected Rents (subject to the terms of 9.6.1(b) below) and Operating Expenses (subject to the terms of 9.6.1(c) below) payable by the owner of the Property. Seller will be charged and credited for the amounts of all of the Proration Items relating to the period up to the Closing Date, and Buyer will be charged and credited for all of the Proration Items relating to the period beginning on the Closing Date and extending thereafter. Such preliminary estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Seller and submitted to Buyer for Buyer’s approval prior to the Closing Date (the “Closing Statement”). The Closing Statement, once agreed upon, shall be signed by Buyer and Seller and delivered to the Escrow Agent for purposes of making the preliminary proration adjustment at Closing subject to the final cash settlement provided for below. The preliminary proration shall be paid at Closing by Buyer to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Buyer (if the preliminary prorations result in a net credit to Buyer) by increasing or reducing the cash to be delivered by Buyer in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Date, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Seller and Buyer (“Reproration Date”). No prorations will be made in relation to insurance premiums, and Seller’s insurance policies will not be assigned to Buyer. Final readings and final billings for utilities will be made if possible as of the Closing Date, in which event no proration will be made at the Closing with respect to utility bills. Seller will be entitled to all deposits presently in effect with the utility providers, and Buyer will be obligated to make its own arrangements for deposits with the utility providers. The provisions of this Section 9.6.1(a) will survive the Closing for twelve (12) months.

                (b)           Buyer will receive a credit on the Closing Statement for the prorated amount (as of 11:59 p.m. of the day prior to the Closing Date) of all Rentals from and including the day of Closing through the end of the month in which Closing occurs. Rentals are “Delinquent” when they were due prior to the Closing Date, and payment thereof has not been made on or before the Closing Date. Delinquent Rentals will not be prorated, except for the month in which closing occurs and further except Seller will receive a credit for any Rents paid in arrears by any United States government or Rhode Island government tenants as if such Rents had been collected in advance. Subject to the provisions below in Section 9.6.1(e) regarding utilities, all sums collected by Buyer in the month in which the Closing Date occurs shall first be applied to the month of Closing with the entire amount thereof either forwarded to the Seller or reimbursed to the Seller by the Buyer and then all sums collected by Buyer from and after Closing from each Tenant will be applied first to Rentals owed by such Tenant to Buyer and then to Delinquent Rentals owed by such Tenant to Seller. Any sums due Seller will be promptly remitted to Seller. Buyer shall not have an exclusive right to collect any sums due Seller from Tenants under the Leases and Seller hereby retains the right to pursue any Tenant under the Leases for any sums due Seller for periods attributable to Seller’s ownership of the Property; provided, however, Seller (i) shall be required to notify Buyer in writing of Seller’s intention to commence or pursue any legal proceedings; (ii) shall only be permitted to commence or pursue legal proceedings after the date which is three (3) months after Closing; and (iii) shall not be permitted to commence or pursue any legal proceedings against any Tenant seeking eviction of such Tenant or the termination of the underlying Lease. The provisions of this Section 9.6.1(b) will survive the Closing for twelve (12) months.

                (c)           (i)            Seller shall not be credited at Closing with accrued and unpaid Operating Expenses and real estate taxes for the Property.  Buyer agrees to reasonably cooperate with Seller in regard to the post-Closing reconciliation and billing processing of amounts due and payable to Seller, if any, attributable to any period prior to the Closing Date. Seller shall credit Buyer in a sum equal to the collected and not yet expended sums on deposit from Tenants as of the date of Closing. On the Re-Proration Date, the party that receives the payment shall receive the remainder of the difference or excess, as applicable, for Operating

Expenses and real estate taxes less any adjustments made during re-proration pursuant to Section 9.6.1(a). Subject to reimbursement from Seller, if any, as herein provided, Buyer will be solely responsible, from and after Closing, for preparing the annual reconciliation for Operating Expenses and real estate taxes and collecting from Tenants the amount of any outstanding Operating Expenses and real estate taxes for periods before and after Closing, and where appropriate, reimbursing Tenants for amounts attributable to Operating Expenses and real estate taxes, as may be necessary based on annual reconciliations for Operating Expenses and real estate taxes.

(ii)           Notwithstanding the foregoing set forth in subsection 9.6.1(c)(i) above, current (i.e., not delinquent) real estate taxes referred to above that are not due and payable on or before the date of Closing and are payable on a pro rata basis by a tenant, either: (i) directly to the assessing authority, or (ii) to Seller, as landlord, upon presentation of a paid tax bill therefor, shall not be prorated at Closing, and Buyer shall accept title to the Property subject to such current, accrued and unpaid real estate taxes, and Buyer shall look solely to the tenant for payment of its pro rata share thereof.

                (d)           In the event that on or prior to the first anniversary of the Closing Date a tenant of the Property exercises any right that it might have under its lease to inspect or audit the common area maintenance expenses for the Property for any period prior to the Closing Date, Buyer shall promptly notify Seller of such exercise. Seller, at the cost and expense of Seller, shall have the right to fully participate in, and at its election, take over the management and defense of, such inspection or audit and any litigation, mediation and/or arbitration proceedings resulting from such inspection or audit. Buyer shall reasonably cooperate with the efforts of Seller in connection with any such inspection, audit, litigation, mediation and/or arbitration proceeding and shall utilize reasonable efforts to minimize or mitigate any liability of Seller hereunder. Seller hereby covenants and agrees to indemnify and hold harmless Buyer from and against any liabilities Buyer shall suffer as a result of any refund of common area costs or payment of costs and expenses as a result of any such inspection or audit initiated and with the results articulated to Buyer on or prior to the first anniversary of the Closing Date of any period prior to the Closing Date. The provisions of this Section 9.6.1(d) shall not be merged into the Deed delivered by Seller at Closing and shall survive the Closing for a period of 12-months from the Closing Date.

                (e)           Utilities. Buyer and Seller agree that the utilities are billed in arrears. It is hereby agreed that, prior to and after Closing, Seller is hereby permitted to send out bills to the tenants for the period of time accruing prior to the Closing Date and use reasonable efforts to collect same directly from the tenants. However, Buyer agrees that, notwithstanding anything contained in this Agreement to the contrary, if Buyer receives any monies from the tenants due Seller for utilities due for the period prior to the Closing Date, Buyer will, within two (2) business days thereafter, forward said sums directly to the Seller.

                (f)            Intentionally deleted.

                (g)           The amount of any security deposits held by Seller under the Leases shall be credited to Buyer, and thereafter, Buyer shall be responsible for same.

                (h)           If any of the items described in this Section hereof cannot be apportioned at the Closing because of the unavailability of information as to the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at Closing or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date such error is discovered, as applicable.

                (i)            If after the Closing, the parties discover any errors in adjustments and apportionments, same shall be corrected as soon after their discovery as possible. The provisions of this Section 9.6 shall survive the closing, provided that no adjustments shall be made later than twelve (12) months after the Closing Date unless prior to such date the party seeking the adjustment shall have delivered a written notice to the other specifying the nature and basis for such claim.

9.6.2       (i) Seller shall pay one hundred percent (100%) of any State, county and local transfer tax, and one-half (1/2) of the escrow fee, if any, one hundred percent (100%) of the costs of the Title Policy and title search, one hundred percent (100%) of the cost of any endorsements and upon Seller’s receipt of appropriate back-up substantiating the cost thereof, up to Four Thousand Dollars ($4,000.00) of the Buyer’s cost to obtain an appraisal of the Property and up to Two Thousand Dollars ($2,000.00) of Buyer’s cost to obtain an updated environmental report. Buyer shall pay one-half (1/2) of the escrow fee, if any, and one hundred percent (100%) of any personal property sales taxes allocated to the personal property specifically transferred to Buyer hereunder which, if any, will be limited to the office supplies and furniture in the management office located at the Property. Seller shall also be responsible for any costs of updating the survey of the Property and the Target tract or otherwise conforming such survey to the requirements for issuance of a Title Policy or for any new survey that may be required for issuance of such Title Policy which survey shall be in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title surveys jointly established and adopted by ALTA and ACSM in 2005.

                (ii) Seller shall comply with the requirements of the State of Rhode Island in regard to any withholding taxes due upon the sale of Property pursuant to this Agreement.

                Section 9.7            Brokers. Buyer hereby represents and warrants to Seller that it did not employ or use any broker or finder to arrange or bring about this transaction. Seller hereby represents and warrants to Buyer that other than Cushman & Wakefield of Massachusetts, Inc. (“Broker”), Seller has not employed or used any broker or finder to arrange or bring about this transaction and that there are no claims or rights for brokerage commissions or finder’s fees in connection with the transactions contemplated by this Agreement other than to Broker. Seller represents and warrants that Seller has employed Broker with respect to this transaction, and Seller shall only pay brokerage fees with respect to this transaction to Broker pursuant to a separate agreement between Seller and Broker. If any person brings a claim for a commission or finder’s fee based upon any contact, dealings, or communication with Seller, then Seller shall defend Buyer from such claim, and shall indemnify Buyer and hold Buyer harmless from any and all costs, damages, claims, liabilities, or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Buyer with respect to the claim. If any person brings a claim for a commission or finder’s fee based upon any contact, dealings, or communication with Buyer, then Buyer shall defend Seller from such claim, and shall indemnify Seller and hold Seller harmless from any and all costs, damages, claims, liabilities, or expenses (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Seller with respect to the claim. The provisions of this Section 9.7 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement and shall not be subject to the twelve (12) month limitation set forth in Section 6.2.

                Section 9.8            Expenses. Except as provided in Sections 9.6 and 9.7, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, in the case of Buyer, all third-party engineering and environmental review costs.

ARTICLE 10 - MISCELLANEOUS

                Section 10.1         Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by Buyer and Seller.

                Section 10.2         Risk of Loss and Insurance Proceeds.

10.2.1     Minor Loss. Buyer shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property, provided that: (a) the cost to repair any such damage or destruction, or the diminution in the value of the remaining Property as a result of a partial condemnation, does not (i) exceed two percent (2%) of the Purchase Price, or (ii) permit any Major Tenant to terminate its lease, or (iii) results in the Property parking ratio being reduced below the ratio required by law or by any lease or reciprocal easement agreement affecting the Property, or (iv) materially and adversely on a permanent basis affects any point of ingress or egress to the Property, and (b) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the restoration or repair of the Property or in collecting such insurance proceeds or condemnation awards. If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to the Closing to repair or restore the Property or to collect any such proceeds or awards.

10.2.2     Major Loss. If the amount of the damage or destruction or condemnation as specified above: (i) exceeds two percent (2%) of the Purchase Price, or (ii) permits any Major Tenant to terminate its lease, or (iii) results in the Property parking ratio being reduced below the ratio required by law or by any lease or reciprocal easement agreement affecting the Property, or (iv) materially and adversely on a permanent basis affects any point of ingress or egress to the Property, then Buyer may at its option, to be exercised by written notice to Seller and Escrow Agent within ten (10) business days of Seller’s notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, terminate this Agreement. Buyer’s failure to elect to terminate this Agreement within said ten (10) Business Day period shall be deemed an election by Buyer to consummate this purchase and sale transaction. If Buyer elects to terminate this Agreement within such ten (10) Business Day period, the Deposit together with any interest earned thereon shall be returned to Buyer by Escrow Agent and neither party shall have any further rights or obligations hereunder except as provided in Sections 3.4, 9.7, and 10.11. If Buyer elects or is deemed to have elected to proceed with the purchase, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the restoration or repair of the Property or in collecting such insurance proceeds or condemnation awards. If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Buyer, except to the extent needed to reimburse Seller for sums expended to the Closing to repair or restore the Property or to collect any such proceeds or awards.

                Section 10.3         Notices. All notices required or permitted hereunder shall be in writing and shall be served on the Parties at the following address:

If to Seller:	LB Lincoln Mall Holdings LLC
c/o WP Realty, Inc.
Bryn Mawr Plaza
940 Haverford Road
Bryn Mawr, Pennsylvania 19010
Attn: Bryan S. Weingarten
Facsimile: (610) 552-6091

with Copies to:	LB Lincoln Mall Holdings LLC
c/o WP Realty, Inc.
Bryn Mawr Plaza
940 Haverford Road
Bryn Mawr, Pennsylvania 19010
Attn: Jerry Rosenberg, Esquire
Facsimile: (610) 552-6004

LB Lincoln Mall Holdings LLC
c/o Lehman Brothers Holding Inc.
399 Park Avenue, 8th Floor
New York, New York 10022
Attn: Chris Westfahl
Facsimile: (646) 758-5311

McKenna Long & Aldridge LLP
303 Peachtree Street, Suite 5300
Atlanta, Georgia 30308
Attn: Patrick McGeehan
Facsimile: (404) 527-4198

If to Buyer:	Inland Real Estate Acquisitions, Inc.
2901 Butterfield Road
Oak Brook, IL 60523
Attention: G. Joseph Cosenza, President
Facsimile: (630) 218-4935

with Copies to:	The Inland Real Estate Group, Inc.
2901 Butterfield Road
Oak Brook, IL 60523
Attention: Robert Baum, General Counsel
Facsimile: (630) 218-4900

Charles J. Benvenuto P.C.
2901 Butterfield Road, 3rd Floor
Oak Brook, IL 60523-1159
Attn: Charles J. Benvenuto
Facsimile: (630) 571-2360

If to Escrow Agent:	Chicago Title & Trust Company
171 North Clark Street
Chicago, Illinois 60601

Attn: Nancy Castro, Senior Escrow Officer
Facsimile: 312-223-3409

Wire transfer instructions for Escrow Agent:

	Bank:	LaSalle National Bank
135 South LaSalle Street
Chicago, Illinois 60603

	Notify:	Nancy Castro, D2
Escrow Number D2 026007785
(Telephone number: 312-223-2709)
	ABA#:	0710 005 05
	Account Name:	Chicago Title and Trust Company, Loop
	Account No.:	5800038704

Any such notices may be sent by (a) intentionally deleted, (b) a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with such courier, or (c) facsimile transmission, in which case notice shall be deemed delivered upon electronic verification that transmission to recipient was completed, provided a copy of said notice is simultaneously also sent to the applicable party in accordance with the provisions of subsection (a) or (b) above solely for the purpose of providing another copy of same to the other party. The above addresses and facsimile numbers may be changed by written notice to the other party; provided that no notice of a change of address or facsimile number shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

                Section 10.4         Assignment. This Agreement may not be assigned by Seller or Buyer without the prior written consent of the other party. However, any permitted assignee by either party does not release the assigning party of its obligations under the Agreement. Notwithstanding the above, Buyer may assign the Agreement to an affiliate of Buyer owned and controlled by the Buyer without the prior consent of Seller.

                Section 10.5         Governing Law and Consent to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF RHODE ISLAND, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY BUYER OR SELLER IN THE STATE COURTS OF THE STATE OF RHODE ISLANDAND EACH PARTY HEREBY CONSENTS TO THE

JURISDICTION OF THE ABOVE COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF RHODE ISLAND. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO THE PARTIES AT THEIR RESPECTIVE ADDRESS DESCRIBED IN SECTION 10.3 HEREOF.

                Section 10.6         Counterparts. This Agreement may be executed in two or more fully or partially executed counterparts, each of which will be deemed an original binding the signer thereof against the other signing parties, but all counterparts together will constitute one and the same instrument.

                Section 10.7         Entire Agreement. This Agreement and any other document to be furnished pursuant to the provisions hereof embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in such documents. This Agreement and such documents supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

                Section 10.8         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement.

                Section 10.9         Attorney Fees. If any action is brought by any party to this Agreement to enforce or interpret its terms or provisions, the prevailing Party will be entitled to reasonable attorney fees and costs incurred in connection with such action prior to and at trial and on any appeal therefrom.

                Section 10.10       Payment of Fees and Expenses. Each party to this Agreement will be responsible for, and will pay, all of its own fees and expenses, including those of its counsel and accountants, incurred in the negotiation, preparation, and consummation of this Agreement and the transaction contemplated hereunder.

                Section 10.11       Confidential Information. The Parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to Permitted Outside Parties or as required by law (including the SEC filing requirements of Buyer and/or its nominee). No party shall make any public disclosure of the specific terms of this Agreement, except as required by law (including the SEC filing requirements of Buyer and/or its nominee). In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each Party acknowledges that it will have access to confidential information relating to the other party. Each Party shall treat such information as confidential, preserve the confidentiality thereof, and not duplicate or use such information, except to Permitted Outside Parties in connection with the transactions contemplated hereby. In the event of the termination of this Agreement for any reason whatsoever (except in case of a Seller default), Buyer shall return to Seller, all documents, work papers, engineering and environmental studies and reports and all other materials (including all copies thereof obtained from Seller in connection with the transactions contemplated hereby), and each party shall use its best efforts, including instructing its employees and others who have had access to such information, to keep confidential and not to use any such information.

The provisions of this Section 10.11 shall survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement and shall not be subject to the three (3) month limitation set forth in Section 6.2.

                Section 10.12       Non-Business Day Extensions. If the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the United States or the State of Rhode Island, then, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

                Section 10.13       Time of the Essence. It is agreed that time is of the essence with regard to the terms of this Agreement.

                Section 10.14       Rent Coverage Agreement.

                A.            Buyer and Seller agree to negotiate in good faith to finalize the final form of Rent Coverage Agreement prior to the expiration of the Due Diligence Period which will be substantially in the form attached hereto and made a part hereof as Exhibit T and which shall utilize the Deposit Values listed in Exhibit T-1 attached hereto and made a part hereof.

                B.            Buyer hereby agrees that any Deposit Values allocated on Exhibit T-1 for the spaces shown as the 1,000 sq. ft. space, the 5,500 sq. ft. space or the 18, 881 sq. ft. space (which in the case of the 18,881 square foot space, may be any portion thereof) then held in the escrow account established under the Rent Coverage Agreement shall be released by the Escrow Agent under the Rent Coverage Agreement to the Seller within five (5) business days after the satisfaction of the following conditions:

                (i)            (a)           Buyer entering directly into a lease with a tenant for any said space, or

                (b)           Seller presenting to the Buyer an executed lease from a tenant satisfying the Leasing Parameters set forth on Exhibit U; and

                (ii)           The Occupancy Conditions set forth on Exhibit Q are thereupon satisfied for the space in question.

Notwithstanding the above, Buyer hereby agrees that the Deposit Values listed on Exhibit T-1 for the Super Suppers space and the Super Cuts space shall be released to Seller upon satisfaction of the Occupancy Conditions.

It is agreed however, that if, on the two (2) year anniversary of the Closing Date the Occupancy Conditions have not yet been satisfied for any such space, then Seller agrees that the money allocated on Exhibit T-1 for LC and TI for any such space will thereupon be released directly to the Buyer unless the Conditions set forth in subsection B(i) above are satisfied prior to the expiration of the aforesaid two (2) year period for the space in question, in which case the portion of the Deposit Values allocated to LC and TI on Exhibit T-1 for any such space in question will remain in the escrow account and then be released to the Seller upon satisfaction of the Occupancy Conditions.

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:

LB LINCOLN MALL HOLDINGS, LLC, a

Delaware limited liability company

By:	WP Lincoln Associates, L.P., a
Pennsylvania limited partnership, a member,

	By:	WP Lincoln Developers, L.P., a
Pennsylvania limited partnership, its
General Partner

		By:	WP Lincoln, Inc., a Pennsylvania
corporation, its General Partner

			By:	/s/ Bryan S. Weingarten
Bryan S. Weingarten, President

BUYER:

Inland Real Estate Acquisitions, Inc.

By:	/s/ G. Joseph Cosenza
Name: G. Joseph Cosenza
Title: President

ESCROW AGENT:

                The Escrow Agent is executing this Agreement to evidence its agreement to hold the Deposit in accordance with the terms and conditions of this Agreement.

Chicago Title & Trust Company

By:	/s/ Nancy Castro
Printed Name: Nancy Castro
Its: Senior Escrow Officer